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                                                                    EXHIBIT 4.34

                      BILLING TECHNOLOGY LICENSE AGREEMENT

                                     Between

                       NANJING SHANDA NETWORKING CO., LTD.

                                       and

               SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.

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                      BILLING TECHNOLOGY LICENSE AGREEMENT

THIS BILLING TECHNOLOGY LICENSE AGREEMENT (this "Agreement") is entered into on December 28, 2004, in Shanghai, by and between Nanjing Shanda Networking Co., Ltd. ("Nanjing Shanda"), a domestic company organized and existing under the laws of the People's Republic of China (the "PRC"), and Shengqu Information Technology Co., Ltd. ("Shengqu"), a wholly foreign-owned company organized and existing under the laws of the PRC.

1     DEFINITIONS

Except otherwise specifically defined in this Agreement or unless the context requires otherwise, the terms used in this Agreement shall have the meanings as set forth below:

1.1 "Term" shall be the duration of this Agreement stated in Article 2.3 hereof;

1.2 "Billing Technology" shall mean technology information, know-how, design, drawing, process, method, data, program and other information that have been existing on the date of this Agreement or will be developed in the future, on case-by-case basis, as agreed by the Parties. "Billing Technology" may be in writing or other appropriate forms and will be licensed by Shengqu to Nanjing Shanda under this Agreement. Details of Billing Technology are described in Appendix 1 attached hereto.

1.3 "Parties" shall mean both Nanjing Shanda and Shengqu, and a "Party" means either one of them.

1.4 "PRC" shall mean the People's Republic of China, and, for the purpose of this Agreement, excluding Taiwan, Hong Kong and Macau Special Administrative Regions.

1.5 "Licensed Region" shall mean Shanghai, Zhejiang, Jiangsu, Anhui, Fujian, Jiangxi, Shandong, Henan, Hubei, Hunan, Guangdong, Guangxi and Hainan.

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2     GENERAL TERMS

2.1 Shengqu hereby agrees to non-exclusively license the Billing Technology to Nanjing Shanda and Nanjing Shanda hereby agrees to obtain such license from Shengqu pursuant to the terms and conditions of this Agreement.

2.2 Unless otherwise agreed by Shengqu in writing, Nanjing Shanda shall not acquire identical or similar technology license from any third party.

2.3 This Agreement shall be effective upon the execution hereof by the authorized representatives of the Parties and shall remain effective for a period of one (1) year.

2.4 The licensed technology hereunder is described in Schedule A hereto. The Parties may jointly make adjustment to Schedule A after the date of this Agreement.

3     LICENSE

3.1 In consideration of the payment of the license fee by Nanjing Shanda and the covenants made by Nanjing Shanda under this Agreement, Shengqu hereby grants Nanjing Shanda a license, to allow Nanjing Shanda to use the Billing Technology in the Licensed Region; the Parties acknowledge that the territory of said license shall be the Licensed Region only.

3.2 Nanjing Shanda hereby agrees to use the Billing System in accordance with the terms and conditions of this Agreement. It is further acknowledged that, without the written consent of Shengqu, Nanjing Shanda shall not sublicense or transfer the Billing Technology to any third party.

3.3 During the term of this Agreement, Nanjing Shanda has the right to indicate, in advertisements and promotion materials in connection with online games, that the Billing System is licensed by Shengqu to Nanjing Shanda.

3.4   The license for the Billing Technology granted by Shengqu to Nanjing
      Shanda

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      shall not be construed as a grant of any proprietary right in the Billing
      Technology to Nanjing Shanda. The proprietary rights to be Billing Technology shall remain with Shengqu.

3.5 Nanjing Shanda acknowledges that Shengqu owns the Billing Technology and enjoys theproprietary right to the Billing Technology. Unless otherwise expressly provided herein or with theprior written consent of Shengqu, Nanjing Shanda shall not use or apply for or register any copyright or patent right in connection with the Billing Technology or the Billing System, nor shall Nanjing Shanda do or permit to be done anything that might directly or indirectly prevent Shengqu from registering the copyright to or any patent rights in connection with the Billing Technology or the Billing System.

4     DELIVERY OF TECHNOLOGY

Subsequent to the execution of this Agreement and upon the request of Nanjing Shanda, Shengqu shall deliver the Billing Technology, including all necessary documents, to Nanjing Shanda within a reasonable time.

5     LICENSE FEE

The license fee payable hereunder shall be calculated and paid as follows:

5.1 The license fee payable by Nanjing Shanda to Shengqu hereunder shall be calculated as follows: License fee = standard monthly fee per player x average number of concurrent online game players per month;

5.1.1 average number of concurrent online game players per month shall be the aggregate of the average number of concurrent online game players for all commercialized games in the month;

5.1.2 standard monthly fee per player shall be RMB13.46 per month for the year 2005 and thereafter;

5.2 Shengqu shall have the right to adjust the amount of standard monthly fee per player in accordance with the actual business operation of Nanjing Shanda; and

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5.3   Nanjing Shanda shall provide Shengqu with the concurrent online game players data, the number of users and income which is billed through the Billing Technology, and other related data. Shengqu shall be entitled to check and verify the aforesaid data provided by Nanjing Shanda at any time.

6     PAYMENT OF LICENSE FEE

6.1 Payment of License Fee shall be made by Nanjing Shanda on a quarterly basis and shall be made within three (3) months following each quarter's end.

6.2 The Parties understand and agree that, if Nanjing Shanda fails to make payment of the License Fee before the final due date within the time stipulated herein without the consent of Shengqu, Shengqu shall be entitled to request Nanjing Shanda to pay overdue interest on the delinquent payment, and the rate for such overdue interest shall be the rate for short-term commercial loans on such due date published by the People's Bank of China.

7     TECHNOLOGY ENHANCEMENT

After the effectiveness of this if Shengqu makes further developments and enhancements to the Billing Technology any intellectual property or other right arising out of any further development and enhancement of the Billing Technology shall belong to Shengqu.

8     EXTENSION OF AGREEMENT

This Agreement shall remain effective during the term hereof, which will be automatically renewed for an additional one (1) year period upon expiry of each term unless Shengqu notifies Nanjing Shanda of its intention not to renew thirty
(30) days before the current term expires.

9     GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the PRC.

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10    EXECUTION

This Agreement shall be executed on or before the effective date hereof by the duly authorised representative of each Party of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

NANJING SHANDA NETWORKING CO., LTD.

By: _________________
Name: Tang Jun
Title: General Manager

SHENGQU INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.

By: _________________
Name: Chen Tiaoqiao
Title: Board Chairman

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Appendix 1:

                   DESCRIPTIONS OF FUNCTIONS OF BILLING SYSTEM

Billing System consists of User Registration Module, Recharge Interface Module, Payment Information Synchronization Module, and other value-added modules such as Second-Based Billing Module, Day-Based Billing Module, and IP-Based Billing Module.

      - User Registration Module loads the synchronized registration information of users from the game to the Billing System, forming the basis of the users of Billing System. The data is sent to game system by means of web interface or MQ.

      - Recharge Interface Module links to the sales system of online channels. The systems receive the recharge request from users, convert the authentication, and add the time that accords to the recharged cards to the specific character accounts.

      - Payment Information Synchronization Module transfer users' remained time to the game system by means of FTP or MQ.

      - Second-Based Billing Module consists of Payment Information Synchronization Module and Billing Module. The former one synchronize the time information about used time to the Billing System for further application, by means of FTP or MQ. Billing Module subtracts the used time transferred by Synchronization Module from users' remained time.

      - Day-Based Billing Module realize the subtraction function based on the periods of monthly and daily subscription.

      - Other value-added modules provide interfaces to some business partners, for example, IP-Based billing function supplies some ISP free games based on IP, and IP-based billing.

As an open system, Billing System supports most popular game genres, such as MMORPG and casual games. The system supplies billing service based on the playtime length of game, as well as period length such as monthly subscription. Moreover, the system can, according to the requirements of the game, provide billing solution based on time.

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Appendix 2:

SOFTWARE AND HARDWARE ENVIRONMENT FOR THE OPERATION OF BILLING SYSTEM

      Software Requirement: Windows 2000, SQL Server2000, MSMQ, IIS

      Hardware Requirement:

            Database Server Requirement:

                  CPU: 2.4GHZ * 4
                  RAM: 2G
                  HD: 18G + 36G * 4
                  Network Card: 100M * 2
                  Reference: DELL 6650

            Database Server Amounts:

                  Avg. 20 game regions / server
                  Max. 10 game regions / server (games that need large data flow)

            Application Server Requirement:

                  CPU: 2.4GHZ * 2
                  RAM: 1G
                  HD: 18G + 36G * 2
                  Network Card: 100M * 2
                  Reference: DELL 2650

            Application Server Amounts:

                  Avg. 40 game regions / server
                  Max. 20 game regions / server (games that need large data flow)

            Web Server Requirement:

                  CPU: 2.4GHZ * 1 (2 are recommended)
                  HD: 18G + 36G
                  Network Card: 100M * 2
                  Reference: DELL 2650

            WEB Server Amounts:

                  1 Server

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Schedule A:

                BILLING SYSTEM TABLES BASED ON BILLING TECHNOLOGY

      Name            Billing System             Briefing          Note
----------------   --------------------   ----------------------   ----
The Legend of      Mir2 Billing System    Supply billing
Mir                                       solutions for TloM
                                          based on playtime,
                                          period, IP, and other
                                          value-added
                                          applications.

The World of       Woool Billing System   Supply billing
Legend                                    solutions for TWoL
                                          based on playtime
                                          and period.

Fortress 2         FT2 Billing System     Supply billing
                                          solutions for Fortress
                                          2 based on period.

BNB                BNB Billing System     Supply billing
                                          solutions for BNB
                                          based on coupon.

Shattered Galaxy   PS Billing System      Supply billing
                                          solutions for SG
                                          based on playtime
                                          and period.

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